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                                                                    Exhibit 23.3

                               CONSENT OF KPMG LLP

The Board of Directors
Educational Products, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of LearningStar Corp. Second Amended and Restated 2001 Employee Stock Purchase Plan of our reports dated December 3, 1999, with respect to the balance sheets of Educational Products, Inc. as of March 31, 1999 and May 5, 1999, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 1999 and the 35-day period ended May 5, 1999, which reports appear in the Post-effective Amendment no. 1 to the Form S-4 registration statement of LearningStar Corp. dated March 15, 2001.

                                            /s/ KPMG LLP

San Francisco, California
December 20, 2001